Silver Screen III

                              Third Quarter Report

                               September 30, 1995


                                     [LOGO]

Dear Limited Partner:

     The 1995 third quarter cash distribution totals $2.1 million, bringing total distributions since the Partnership's inception in 1987 to over $424 million.

     Third quarter revenue was generated principally from the foreign free television market for "Adventures in Babysitting" and "Roger Rabbit."

     Nearly all of the films in our portfolio have been released in existing cycles and territories. Two films in the Silver Screen III portfolio have yet to become available to appear on either U.S. syndicated television or basic cable television (USA Network). We anticipate that these two films ("Who Framed Roger Rabbit" and "Three Men and A Baby") will be released in these markets between now and late 1997. However, as indicated in previous reports, revenue in upcoming quarters may be insufficient to justify making a cash distribution.

     The 1995 Annual Report and tax information will be mailed to you by March
15. If you need any assistance in the meantime, please contact our Investor Relations Department.

Sincerely,



/s/ Roland W. Betts                          /s/ Tom A. Bernstein
Roland W. Betts                              Tom A. Bernstein
President                                    Executive Vice President

Balance Sheets (Unaudited)

                                          September 30, 1995   December 31, 1994
================================================================================
Assets
Current assets:
Cash                                              $   57,145          $  103,007
Temporary investments (at cost
  plus accrued interest,
  which approximates market) (Note 1)              4,996,223           5,939,989
--------------------------------------------------------------------------------
Total current assets                               5,053,368           6,042,996
Investment in Joint Venture (Note 2)               2,258,799             893,266
--------------------------------------------------------------------------------
                                                  $7,312,167          $6,936,262
================================================================================
Liabilities and partners' equity
Current liabilities:
Accounts payable
Due to managing general partner                   $   46,916          $   38,496
--------------------------------------------------------------------------------
Total current liabilities                             46,916              38,496
Other liabilities                                    106,790             106,790
--------------------------------------------------------------------------------
                                                     153,706             145,286
--------------------------------------------------------------------------------
Partners' equity:
General partners                                          --                  --
Limited partners                                   7,158,461           6,790,976
--------------------------------------------------------------------------------
Total partners' equity                             7,158,461           6,790,976
--------------------------------------------------------------------------------
                                                  $7,312,167          $6,936,262
================================================================================

See notes to financial statements.

Statements of Operations (Unaudited)


                                                         Three Months          Nine Months         Three Months          Nine Months
                                                                Ended                Ended                Ended                Ended
                                                       Sept. 30, 1995       Sept. 30, 1995       Sept. 30, 1994       Sept. 30, 1994
====================================================================================================================================
Revenues:
Income from Joint Venture (Note 2)                         $  634,384           $2,675,267           $1,569,769           $3,177,296
Interest income                                                70,937              200,446               55,212              176,181
------------------------------------------------------------------------------------------------------------------------------------
                                                              705,321            2,875,713            1,624,981            3,353,477
Costs and expenses:
General and administrative expenses                           235,863              783,228              193,269              703,748
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $  469,458           $2,092,485           $1,431,712           $2,649,729
====================================================================================================================================
Net income allocated to:
General partners                                           $    4,695           $   20,925           $   14,317           $   26,497
Limited partners                                              464,763            2,071,560            1,417,395            2,623,232
------------------------------------------------------------------------------------------------------------------------------------
                                                           $  469,458           $2,092,485           $1,431,712           $2,649,729
====================================================================================================================================
Net income per a $500 limited
  partnership unit
  (based on 600,000 units outstanding)                     $     0.77           $     3.45           $     2.36           $     4.37
====================================================================================================================================

See notes to financial statements.




Statements of Partners' Equity (Unaudited)

                                                                                                        Year Ended December 31, 1994
                                                                                            and Nine Months Ended September 30, 1995
====================================================================================================================================
                                                                     General Partners      Limited Partners                 Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                                    $      --           $ 6,692,075           $ 6,692,075
Net income, 1994                                                               28,739             2,845,162             2,873,901
Distributions, 1994                                                          (555,000)           (2,220,000)           (2,775,000)
Allocation under Treasury Regulation Section 1.704-1(b)                       526,261              (526,261)                   --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                                         --             6,790,976             6,790,976
Net income, nine months 1995                                                   20,925             2,071,560             2,092,485
Distributions during nine months 1995                                        (345,000)           (1,380,000)           (1,725,000)
Allocation under Treasury Regulation Section 1.704-1(b)                       324,075              (324,075)                   --
------------------------------------------------------------------------------------------------------------------------------------
                                                                            $      --           $ 7,158,461           $ 7,158,461
====================================================================================================================================

See notes to financial statements.

Statements of Cash Flows (Unaudited)

                                                            Nine Months Ended     Nine Months Ended
                                                           September 30, 1995    September 30, 1994
===================================================================================================
Cash flows from operating activities:
Net income                                                        $ 2,092,485           $ 2,649,729
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Charge on overhead fee payable                                         --               138,414
    (Increase) decrease in accrued interest receivable                 17,980                (5,107)
Net change in operating assets and liabilities:
  (Decrease) increase in due to managing general partner                8,420               (50,943)
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                           2,118,885             2,732,093
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Distributions received from Joint Venture
  in excess of equity in income                                    (1,365,533)            2,902,884
Investments in Joint Venture                                               --                    --
Sales (purchases) of temporary investments, net                       925,786               157,087
---------------------------------------------------------------------------------------------------
Net cash provided by investing activities                            (439,747)            3,059,971
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Distributions to partners                                          (1,725,000)           (2,775,000)
Decrease in overhead fee payable                                           --            (3,142,873)
---------------------------------------------------------------------------------------------------
Net cash used in financing activities                              (1,725,000)           (5,917,873)
---------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                       (45,862)             (125,809)
Cash, beginning of year                                               103,007               199,157
---------------------------------------------------------------------------------------------------
Cash at end of nine months                                        $    57,145           $    73,348
===================================================================================================

See notes to financial statements.

Notes to Financial Statements


1. Temporary Investments

Temporary investments represent investments in commercial paper.


2. Investment in Joint Venture

The investment in the Joint Venture is accounted for using the equity method of accounting. Under the equity method, the investment is initially recorded at cost, and is thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the Partnership's fiscal year ends December 31. The Statements of Operations reflects the Joint Venture's results of operations for the nine months ended June 30, 1995.

The investment in Joint Venture is as follows:

================================================================================
Balance, January 1, 1995                                            $   893,266
Investments (credits), January 1, 1995 to
  September 30, 1995                                                         --
Income from Joint Venture for the nine
 months ended June 30, 1995                                           2,675,267
Distributions, nine months 1995                                      (1,309,734)
--------------------------------------------------------------------------------
Balance, September 30, 1995                                         $ 2,258,799
================================================================================

For each Joint Venture film, all revenues received by the Joint Venture (except for "Roger Rabbit") are allocated and distributed first to the Partnership and Disney in proportion to their respective investments in the film until each has recovered its investment; second, net of participations, to Disney until it recovers any amounts paid for cost overruns; and thereafter, net of participations, 75% to the Partnership and 25% to Disney (adjusted for any Disney investment in the film other than cost overruns).

Silver Screen Management, Inc.
936 Broadway
New York, NY 10010
(212) 995-7600
Recorded News Update:
(800) 333-SILV





(c) 1995 Silver Screen Management, Inc.